SUBADVISORY AGREEMENT

THIS INVESTMENT SUBADVISORY AGREEMENT ("Agreement") is made as of the 15th day of November, 2021 (“Effective Date”), by and among American Century Investment Management, Inc. ("Advisor"), a Delaware corporation, and Nomura Corporate Research and Asset Management Inc. ("Subadvisor"), a Delaware corporation.

WITNESSETH:

WHEREAS, Advisor is the investment advisor to the fund or funds listed on Appendix A hereto (each the "Fund," and collectively the "Funds"), each of which is a series of shares of American Century ETF Trust ("Issuer") an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "Investment Company Act");

WHEREAS, Advisor and Subadvisor both are investment advisors registered with the SEC under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

WHEREAS, Issuer has engaged Advisor to serve as the investment manager for the Funds pursuant to a Management Agreement;

WHEREAS, Advisor desires to engage Subadvisor to provide a Model Portfolio (as defined below) to be utilized by the Advisor in the management of the Funds, and Subadvisor desires to accept such engagement;

WHEREAS, the Board of Trustees of the Funds (the "Board") has determined that it is advisable to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.APPOINTMENT.

(a)Advisor hereby appoints Subadvisor to provide the investment advisory services to the Funds as described in Section 2(a), below (“Subadvisory Services”). The Subadvisory Services will be provided in accordance with the (i) Funds' Prospectus and Statement of Additional Information as in effect and as amended from time to time (collectively the Funds' "Registration Statement"), (ii) the Funds' Investment Policy Statement as agreed to by Advisor and Subadvisor (collectively the "IPS"); and (iii) the requirements set forth herein, subject to the oversight of the Board and oversight and direction of Advisor.

(b)Advisor will provide Subadvisor copies of all amendments and supplements to the Funds' Registration Statement upon the filing thereof with the SEC.
(c)In consideration for the compensation set forth below, Subadvisor accepts the appointment and agrees to furnish the Subadvisory Services.

2.SUBADVISORY SERVICES.

(a)Subject to the general oversight of the Board and the general supervision, oversight and direction of Advisor, Subadvisor will (i) make investment recommendations for the Funds in accordance with each Fund's respective investment objective and policies as stated in such Fund's Registration Statement, the IPS, the provisions of this Agreement, and with such other written guidelines as Advisor may from time to time provide to Subadvisor; (ii) communicate its investment recommendations for each Fund by delivering to the Advisor a model portfolio together with portfolio parameters (collectively, the “Model Portfolio”) setting forth the recommended security positions and weights for the Fund portfolio, which will be communicated on a weekly basis on such day and at such time mutually agreed by the parties from time to time; (iii) pursuant to the communication process agreed upon by the parties from time to time, deliver any updates to the Model Portfolio that Subadvisor has determined are necessary for the management of the Fund; and (iv) maintain such books and records with respect to the Subadvisory Services as are required by applicable law or regulation.

(b)Subadvisor will not have discretion to place securities orders on behalf of the Funds. Advisor will exercise investment discretion with respect to the implementation of the Model Portfolio on behalf of the Funds. All purchase and sale orders will be the responsibility of the Advisor and implemented pursuant to Advisor’s policies and procedures regarding securities transactions. On a daily basis, the Advisor agrees to provide Subadvisor the current portfolio holdings (positions and weights) of the Fund to assist Subadvisor in the provision of the Subadvisory Services.

(c)Subadvisor will furnish the Issuer and/or Advisor whatever information, including statistical data, the Issuer and/or Advisor may reasonably request with respect to the Model Portfolio.

(d)Subadvisor will at all times comply with (i) the policies and procedures of the Funds, Issuer, and Advisor of which it has received written notice, (ii) the Rules (as defined in Section 3 below) applicable to the Funds, and (iii) the Funds' Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws, rules, and regulations (collectively with the Registration Statement, the IPS, the Investment Company Act, the Advisers Act, and the Code, the "Relevant Laws"). Advisor will give Subadvisor prompt notice of any material change to any policy and/or procedures of the Funds. Subadvisor will not be responsible for complying with any such material changes of which it has not received notice.

(e)All cash, securities and other assets of the Funds shall be held at all times by such entity or entities engaged by Issuer to be the custodian, including prime brokers and futures commission merchants (collectively, the "Custodian") in compliance with Section 17(f) of the Investment Company Act. Subadvisor shall not be responsible for any custody arrangements involving any assets of the Funds or for the payment of any custodial charges or fees, nor shall Subadvisor have possession or custody of any such assets. All payments, distributions and other transactions in cash, securities or other assets in respect of the Funds shall be made directly to or from the Custodian. Advisor shall provide, or shall direct the Custodian to provide, to Subadvisor from time to time such reports concerning assets, receipts and disbursements with respect to the Funds as Subadvisor may request, including daily information on cash balances available for investment, Fund shareholder activity and market value of the securities held by the Funds.

(f)Advisor acknowledges and agrees that Subadvisor is not the Funds' pricing agent, and is not responsible for pricing the securities held by the Funds. Upon request, Subadvisor may provide reasonable assistance to the Advisor's valuation committee or to the Funds' pricing agents in valuing securities held by a Fund.

(g)At the reasonable request of Advisor, Subadvisor may participate in educational meetings with intermediaries or others about portfolio management and investment-related matters regarding the Funds.

(h)Subadvisor makes no representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Funds or that the Funds will perform comparably with any standard, including any other clients of Subadvisor or any index.

(i)Subadvisor will not advise or act for the Funds in any legal proceedings, including bankruptcies or class actions, involving securities held in the Funds or issues of those securities, without the Advisor's prior written consent.

(j)The Funds have claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5 (the "CPO Exclusion") and Subadvisor shall not make investment recommendations to the Funds that would cause any Fund to not qualify for the CPO Exclusion unless otherwise approved by the Advisor in writing.

3.COMPLIANCE RULES.

Advisor will develop investment guidelines, restrictions, and compliance rules for the Funds (the "Rules") such that each Fund will operate in compliance with the Relevant Laws when all such Rules are implemented and followed by Subadvisor and any Other Subadvisors, if any. Subadvisor is responsible for compliance of each Model Portfolio with the Rules before it is communicated to Advisor. If any violation by Subadvisor of such Rules in a Model Portfolio communicated to the Advisor results in a violation of the Relevant Laws by any Fund, Subadvisor shall be responsible for the overall Fund violation and will be responsible for the correction of such error in accordance with the Advisor's and the relevant Fund's error correction policies.

4.BROKERAGE.

All securities transactions for the Funds will be undertaken by the Advisor. Subadvisor will not enter into any purchase or sale transactions or otherwise create securities orders for the Funds. The Subadvisor will not enter into any agreements or otherwise open accounts with brokers or undertake any other activities to facilitate the trading of securities for the Funds.

5.GENERAL PROVISIONS RELATED TO SUBADVISORY SERVICES.

(a)Subadvisor will keep Issuer and Advisor informed of material developments affecting the Funds and will take the initiative to furnish Issuer and Advisor on at least a quarterly basis with such information Advisor determines to be reasonably appropriate for this purpose.

(b)Subadvisor will use best efforts to provide Issuer and Advisor with such factual information regarding Subadvisor and its personnel, investment recommendation records, model portfolio composition and characteristics and other information as Issuer and Advisor reasonably request for the preparation of the Funds' Registration Statement, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as Issuer and Advisor may reasonably request for the management of the affairs of the Funds and/or Advisor. Subadvisor understands that the Funds and Advisor will rely on such information in the preparation of the Registration Statement, the Funds' financial statements, and any other such reports.

(c)Subadvisor shall furnish the Board such periodic, regular, and special reports with respect to its services hereunder as the Board or Advisor may reasonably request or as may be required by applicable law or regulation. In addition, upon reasonable notice from the Board or Advisor, a representative of Subadvisor shall attend meetings of the Board to make presentations on matters relating to the Subadvisory Services and the Funds as the Board and Advisor believe is appropriate.

(d)Subadvisor shall furnish to regulatory authorities any information or reports in connection with the Subadvisory Services as may be lawfully requested, provided, however, that Subadvisor shall not be responsible for the preparation and filing of any other reports or statements (including, without limitation, any tax returns or financial statements) required of the Funds by any governmental or regulatory agency, except as expressly agreed to by Subadvisor in writing.

(e)Subadvisor shall maintain books and records with respect to the Subadvisory Services hereunder in accordance with applicable law. Further, in compliance with the requirements of the Investment Company Act, Subadvisor hereby agrees that all records that it maintains for the Funds are the property of Issuer and further agrees to surrender to Issuer promptly upon Issuer's written request any of such records but shall be entitled to retain copies thereof as long as they are maintained and deleted in accordance with Subadvisor's records management policy. In addition, Subadvisor agrees to cooperate with Issuer and Advisor when any of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records. Subadvisor further agrees to preserve for the periods of time prescribed by the Investment Company Act and the Advisers Act the records it maintains.

(f)Advisor will vote the Funds' investment securities in accordance with the Funds' proxy voting policies and procedures. Subadvisor shall not be responsible for voting such securities, but upon reasonable request by Advisor will assist Advisor in determining how securities shall be voted.

(g)To the extent Subadvisor or its affiliates may act as investment manager, investment adviser, sponsor, director, or general partner for other customers or accounts ("Other Accounts"), the parties understand that any advice and actions with respect to any of such Other Accounts may differ from the advice given, or the timing or nature of action taken, with respect to the Funds, subject to applicable law. The parties further understand that Subadvisor or its affiliates may engage in transactions or cause or advise Other Accounts to engage in transactions that may differ from or be identical to the transactions engaged in by Subadvisor for the Funds.

6.COMPLIANCE PROGRAM OF SUBADVISOR. Subadvisor hereby represents and warrants that:

(a)in accordance with Rule 206(4):.7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by Subadvisor and its "Supervised Persons" (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and
(b)in connection with the Subadvisory Services, it has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Funds and Subadvisor to the extent required by Rule 38a-1 (such policies and procedures referred to in this Paragraph 6(b), along with the policies and procedures referred to in Paragraph 6(a), are referred to herein as Subadvisor's "Compliance Program").

7.REPORTING AND COMPLIANCE MATTERS.

(a)Subadvisor shall promptly provide the Funds' Chief Compliance Officer ("CCO") and Advisor's CCO the following documents:

(i)unless explicitly prohibited in writing by the SEC, a summary of all SEC examination correspondence relating to Subadvisor's business, including correspondence regarding books and records examinations and "sweep" examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters relating to any aspect of Subadvisor's business (such correspondences are commonly referred to as "deficiency letters"), and the opportunity for Advisor and/or Fund representatives to review at Subadvisor's offices such correspondence and Subadvisor's responses thereto upon reasonable notice;

(ii)a report of any material violations of Subadvisor's Compliance Program or any "material compliance matters" (as such term is defined in Rule 38a-1 under the Investment Company Act) that have occurred with respect to Subadvisor' s Compliance Program;

(iii)a report describing any material changes to the policies and procedures that comprise Subadvisor's Compliance Program;

(iv)a copy of Subadvisor's CCO report (or similar document(s) which serve the same purpose) regarding his or her annual review of Subadvisor's Compliance Program, as required by Rule 206(4)-7 under the Advisers Act;

(v)an annual (or more frequently as the Funds' CCO and Advisor's CCO may reasonably request) representation regarding Subadvisor's compliance with the policies referenced Section 6 of this Agreement and the requirements of this Section 7, in such form as shall be agreed by Subadvisor and Advisor; and

(b)any other documentation reasonably requested by the Funds' CCO or Advisor's CCO to evaluate the adequacy of Subadvisor's Compliance Program. Upon reasonable request, Subadvisor also shall provide the Funds' CCO and Advisor's CCO or their designees with access, during normal business hours, to its personnel and records kept pursuant to this Agreement, as may reasonably be necessary for each CCO to conduct pre-arranged on-site compliance-related due diligence meetings with personnel of Subadvisor.

(c)Subadvisor shall (i) assist Advisor in the timely preparation of disclosures regarding factors that have affected each Fund's performance, including the relevant market conditions and the investment strategies and techniques used by Subadvisor, as reasonably requested by Advisor; and (ii) review, with respect to disclosures provided pursuant to section (i) above, draft reports to shareholders and other documents provided or available to Subadvisor and provide comments thereon promptly. In addition, Subadvisor and each officer and/or portfolio manager thereof designated by Advisor promptly will provide such certifications or sub certifications as Advisor may reasonably request in order to support and facilitate certifications required to be provided by the Funds' Principal Executive Officer and Principal Financial Officer under Sections 302 and 906 of the Sarbanes Oxley Act of 2002, Rule 30a-2(a) under the Investment Company Act, or as otherwise reasonably required by Advisor.

8.CONFIDENTIALITY. The parties to this Agreement agree that each shall treat as confidential in accordance with its policies and procedures to protect similar confidential information, and with applicable law, all information provided by a party to the other regarding such party's business and operations, including without limitation the investment activities, holdings, or identities of shareholders of the Funds, and that it uses commercially reasonable tools and policies to prevent the loss of or alteration to any such confidential information. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph. The foregoing also shall not apply to any information which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, or which is required to be disclosed by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the disclosing party shall to the extent reasonably practicable provide reasonable notice to the other party hereto prior to any such disclosure.

9.COMPENSATION.

(a)In consideration of the Subadvisory Services rendered pursuant to this Agreement, Advisor will pay Subadvisor a management fee with respect to the Funds' assets. Such fees shall be payable quarterly in arrears on or before the 30th calendar day following the end of each applicable quarter. The fee payable with respect to each Fund each month shall equal the sum of the product of the "Applicable Fee" for that Fund as set forth on Appendix A attached hereto, times the net assets of such Fund on that day, and further dividing that product by 365 (366 for leap years), for each calendar day in such month.

(b)In the event that, after the Effective Date, the Board determines to issue any additional series of shares for which it is proposed that Subadvisor provide the Subadvisory Services, and for which Subadvisor desires to so serve, Advisor and Subadvisor shall amend Appendix A to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares. In such event, any reference to "Fund" or "Funds" herein shall be deemed to refer and apply to all of the funds listed on the amended Appendix A hereto.

(c)Subadvisor shall have no right to obtain compensation directly from the Funds or Issuer for the Subadvisory Services and agrees to look solely to Advisor for payment of fees due. Upon termination of this Agreement with respect to any Fund before the end of a month, or in the event this Agreement becomes effective with respect to any Fund other than as of the beginning of a month, the fee payable with respect to such Fund for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the relevant date as stated in Section 9(a).

10.EXPENSES. Advisor, Issuer, and the Funds shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by Subadvisor pursuant to this Agreement. Subadvisor shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of Advisor, Issuer, or the Funds, including, without limitation: (a) brokerage fees or commissions in connection with the execution of securities transactions, (b) taxes and interest payable by the Funds; and (c) custodian fees and expenses, so long as the latter are usual and not excessive as reasonably determined by Advisor.

11.TERM AND TERMINATION OF AGREEMENT.

(a)This Agreement shall become effective as of the Effective Date and shall continue in effect for a period of two years from the Effective Date, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually (i) by either the Board or by the vote of a majority of the outstanding voting securities of each Fund, and (ii) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to the date on which it would otherwise terminate in each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.
(b)This Agreement may be terminated, or terminated with respect to any Fund, without penalty on 60 days' written notice to Subadvisor (i) by the Board, (ii) as to any Fund, by vote of holders of a majority of any Fund's outstanding voting securities, or (iii) by Advisor, or on 60 days' written notice to Advisor and Issuer by Subadvisor, and will terminate automatically upon any termination of the investment management agreement between Issuer and Advisor. This Agreement will terminate automatically in the event of its assignment. The term "assignment" for this purpose has the meaning defined in Section 2(a)(4) of the Investment Company Act and the rules thereunder, subject to any applicable exemptive order(s) or other exceptions as may be granted by the SEC under the Investment Company Act. Subadvisor agrees to notify Advisor of any circumstances of which it becomes aware that might result in this Agreement being deemed to be assigned.

12.REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a) Advisor and Subadvisor each represents that it is registered as an investment advisor under the Advisers Act, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated. Advisor and Subadvisor each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

(b) Advisor represents and warrants that (i) it has duly entered into the Management Agreement with the Issuer pursuant to which the Issuer authorized Advisor to serve as investment adviser of each of the Funds and to delegate certain of its duties under the Management Agreement to other investment advisors, including without limitation, the appointment of subadvisors with respect to assets of each Fund; (ii) the appointment of Subadvisor has been duly authorized; (iii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its Declaration of Trust, Bylaws, or any material laws; (iv) it has received a copy of Part 2A and Part 2B of Subadvisor's Form ADV prior to entering into this Agreement; (v) it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to provide the Subadvisory Services and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; (vi) each Fund is in compliance with the applicable regulations regarding measures to prevent money laundering and financing of terrorism. Each party shall provide any document or information to the other party that the other party may reasonably request for complying with such regulations; (vii) each Fund is a "qualified institutional buyer" as defined in Rule 144A under the U.S. Securities Act of 1933, as amended; and; (vii) this Agreement has been duly approved by the Board in accordance with the requirements of Section 15 of the Investment Company Act.

(c) Subadvisor represents and warrants that (i) its service as subadvisor hereunder has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the Subadvisory Services, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws or material laws; (iii) it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to provide the Subadvisory Services and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; (iv) it will at all times in the performance of its duties hereunder act in conformity and comply in all material respects with, the provisions of the Funds' Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Code and all other applicable federal and state laws and regulations, as the same may be amended from time to time; and (v) it has all controls necessary to perform its obligations under and comply with the representations and warranties it made in this Agreement.

(d) Subadvisor covenants and agrees that during the term of this Agreement it will maintain at its own expense an errors and omissions insurance policy in an amount not less than $10 million and commercial general liability coverage in a commercially reasonable amount. All insurance carriers shall maintain a minimal financial strength rating of A and a financial size category of VIII or higher as determined and rated by A.M. Best Company. Subadvisor has provided Advisor with a certificate of insurance evidencing that the above insurance policies are in force prior to the execution of this Agreement. Such certificate of insurance specifies (i) the names of carriers, (ii) the maximum limits of liability per incident and in the aggregate, and (iii) the amount of any deductibles. If any of the required insurance policies are cancelled or not renewed, Subadvisor must provide Advisor written notice at least thirty (30) days in advance of the effective date of that action.

(e) Subadvisor has adopted a written code of ethics complying with the requirements of Rule 17j-l under the Investment Company Act and has provided Advisor with a copy of the code of ethics. Within 30 days following the end of each calendar quarter that this Agreement is in effect, a duly authorized officer of Subadvisor shall certify to Advisor that Subadvisor, including its personnel, has complied with the requirements of Rule 17j-l during such quarter and that there has been no material violation of Subadvisor' s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Subadvisor will report quarterly, in reasonable detail, any material violations of law or Subadvisor's code of ethics related to the Fund and the action taken in response to such violations.

(f) Subadvisor shall promptly notify Advisor of any changes in its personnel who serve as portfolio managers for any Fund.

(g) Subadvisor covenants and agrees that the information provided by Subadvisor to Advisor in writing regarding a Fund or the Subadvisor shall be true and complete in all material respects and shall not, to the knowledge of Subadvisor, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

(h) If, at any time during the term of this Agreement, either of Advisor or Subadvisor discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the other party of such fact, omission, event or change of circumstance, and the facts related thereto.

(i) To the best of Subadvisor's knowledge, there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party that could materially impair its ability to discharge its obligations under this Agreement or to which it or its assets are subject, nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of Subadvisor's financial or business prospects, or which might reasonably be expected to materially impair Subadvisor's ability to discharge its obligations under this Agreement.

(j) To the best of Advisor's knowledge, there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any or its affiliates is a party, or to which it or its assets are subject nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of Advisor's financial or business prospects, or which might reasonably be expected to materially impair Advisor's ability to discharge its obligations under this Agreement.

(k) Advisor shall promptly notify Subadvisor in writing if any annual renewal of this Agreement with respect to Issuer or any Fund is not approved in the manner required by Section 15 of the Investment Company Act or is not approved on a timely basis.

13.INDEMNIFICATION.

(a)Subadvisor will indemnify Advisor, the Funds, their affiliates and their respective employees, officers and directors from and against all claims, costs, loss, liability, judgment, fine, settlement, damage or expense (including reasonable third party legal fees and expenses) (collectively, "Losses") arising out of this Agreement to the extent such Losses arise out of: (i) Subadvisor' s gross negligence, bad faith, willful misfeasance, reckless disregard of its obligations or duties hereunder, or fraud; or (ii) Subadvisor' s breach of this Agreement.

(b)Advisor will indemnify Subadvisor, its affiliates and their respective employees, officers and directors from and against all Losses arising out of this Agreement to the extent such Losses arise out of: (i) Advisor' s gross negligence, bad faith, willful misfeasance, reckless disregard of its obligations or duties hereunder, or fraud; or (ii) Advisor's breach of this Agreement.

14.AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any material amendment shall be approved in accordance with the provisions of Section 15 of the Investment Company Act.

14.ENTIRE AGREEMENT. This Agreement, including the Appendices hereto which shall be deemed a part hereof, constitutes the entire agreement between the pa1iies hereto on the subject matter described herein.

15.RELATIONSHIP OF PARTIES; GOVERNING LAW.

(a)In the performance of its duties hereunder, Subadvisor is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent Issuer or Advisor in any way, or otherwise be deemed to be an agent of Issuer or Advisor.

(b)Issuer is expressly made a third-party beneficiary of this Agreement with rights with respect to the Fund to the same extent as if it had been a party hereto.

(c)This Agreement shall be construed in accordance with the laws of the State of Missouri and the provisions of the Investment Company Act and the rules thereunder. To the extent the laws of the State of Missouri, or any of the provisions herein, conflict with any provision of the Investment Company Act or the rules thereunder, the latter shall control.

(d)Advisor hereby acknowledges and agrees to Subadvisor delivering communications and documents (other than legal notices required hereunder) by electronic means rather than traditional mailing of paper copies. Advisor acknowledges possessing the technical ability and resources to receive electronic delivery of documents. Advisor further consents that Subadvisor may provide in any electronic medium (including via e-mail) any disclosure or document that is required by applicable securities laws to be provided by Subadvisor. The consent granted herein will last until revoked by Advisor.

17.SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

18.NOTICES. All notices required hereunder shall be given or made in writing and shall be delivered personally, or sent by electronic mail to the email address set forth below, or sent by express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To Subadvisor:

Nomura Corporate Research and Asset Management Inc. 309 West 49th Street
Worldwide Plaza New York, NY 10019
Attn: Legal Counsel
Fax: (212) 667-1661
Email: ncramlegal@us.nomura.com

with a copy to Compliance department
Email: compliance@nomura-asset.com

To Advisor:

American Century Investment Management, Inc. 4500 Main Street
Kansas City, MO 64111
Attn: Legal Department
Fax: (816) 340-4964
Email: LG-Legal_Notices@americancentury.com

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

19.DISCLOSURE. Neither party shall, without the prior written consent of the other party, make representations regarding or reference the other party or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials; provided, however, no party need review or consent to any reference to its name only or any language that it has previously approved or that is substantially similar to language it has previously approved for use in another document.

20.LIABILITY OF SUBADVISOR.

(a)Neither Subadvisor nor any officer, director, partner, agent, employee or controlling person of Subadvisor ("Subadvisor Parties") shall be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of itself or any Subadvisor Parties if such act or omission involves willful misfeasance, bad faith, gross negligence or reckless disregard or breach of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that by law may not be limited or waived.

(b)Subadvisor shall not be liable for any failure, delay or interruption in the performance of its obligations hereunder if such failure, delay or interruption results from the occurrence of any acts, events or circumstances beyond Subadvisor's reasonable foreseeability or control, and Subadvisor shall have no responsibility of any kind for any loss or damage thereby incurred or suffered by Advisor or any of the Funds. In such case, the terms of this Agreement shall continue in full force and effect and Subadvisor's obligations shall be performed or carried out as soon as legally and practicably possible after the cessation of such acts, events or circumstances.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ Margie Morrison
Name: Margie Morrison
Title: Senior Vice President

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

By: /s/ David Crall
Name: David Crall
Title:     CEO & CIO
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APPENDIX A

FUNDS AND APPLICABLE FEES

Fund	Applicable Fee
American Century Select High Yield ETF